Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nuveen Investments, Inc.:

We consent to the use of our report dated March 27, 2009 included herein and to the references to our firm under the headings “Summary Historical Consolidated Financial Data of Nuveen Investments”, “Selected Consolidated Financial Data for Nuveen Investments” and “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

May 12, 2009